Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
To the Supervisory Board and Shareholders of ASML Holding N.V.:
We consent to the incorporation by reference in the following Registration Statements on Form S-8 Nos. 333-116337, 333-126340, 333-136362, 333-141125, 333-142254, 333-144356, 333-147128, 333-153277, 333-162439, 333-170034, 333-188938, 333-190023, 333-192951, and 333-203390 of our report dated February 4, 2016, relating to the financial statements of ASML Holding N.V. and subsidiaries (collectively, the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ASML Holding N.V. for the year ended December 31, 2015.
/s/ Deloitte Accountants B.V.
Deloitte Accountants B.V.
Eindhoven, The Netherlands
February 4, 2016